Exhibit 99.1

LianDi Clean Technology Inc. Reports Financial Results for

Second Quarter of Fiscal Year 2012

•	Q2 Software and technical service revenue increased 405% to $5.7 million
•	Gross margin excluding Anhui Jucheng Fine Chemicals Co., Ltd. (“Anhui Jucheng”) increased to 36% and 39% for Q2 and the first half of FY 2012, respectively
•	Backlog of $50.95 million on September 30, 2011 and an additional backlog of $11.63 million confirmed as of November 15, 2011
•
Anhui Jucheng consummated a private placement transaction in August 2011 with six independent Chinese third party investors and raised approximately $22.23 million in the aggregate for the expansion of its manufacturing facilities and production capabilities, including a new production line for DAC, which is expected to have significant growth potential

BEIJING – November 16, 2011 – LianDi Clean Technology Inc. (OTC BB: LNDT), (“LianDi” or the “Company”), a leading provider of clean technology, downstream flow equipment, engineering services and software to China’s leading petroleum and petrochemical companies, today announced financial results for the three and six months ended September 30, 2011, the second quarter of the fiscal year ended March 31, 2012.

SUMMARY FINANCIALS

Second Quarter Fiscal 2012 Results (USD) (Unaudited)
(Three months ended September 30,)	Q2 2012	Q2 2011	CHANGE
Sales(1)	$29.0 million	$43.3 million	-33%
Gross Profit	$8.9 million	$9.1 million	-2%
Gross Margin	30.6%	20.9%	+46%
Net Income (Available to Common Stockholders)	$36.1 million	$6.0 million	+502%
Adjusted Net Income(2) (Available to Common Stockholders)	$5.7 million	$6.8 million	-16%
GAAP EPS (Diluted)	$1.00	$0.20	+400%
Adjusted EPS (Diluted)(2)	$0.17	$0.20	-15%

(1) Anhui Jucheng was deconsolidated since August 30, 2011. Therefore, for the three months ended September 30, 2011, only two months of Anhui Jucheng’s revenue was included.

(2) Adjusted net income available to LianDi’s common stockholders and EPS for the three months ended September 30, 2011 and 2010 excludes a $30.4 million non-cash gain recognized upon deconsolidation of Anhui Jucheng and a $0.81 million deemed dividend recognized related to the escrow share arrangement for preferred stock issued in the February 26, 2010 private placement, respectively.

“We are satisfied with our performance for the second quarter and the first half of our fiscal year 2012,” began Jianzhong Zuo, Chairman and CEO of the Company. “While equipment sales were down, our high margin software and technical services sales grew significantly. While our revenue for equipment sales varies significantly on a quarterly basis, due to the fully completed method used for revenue recognition for this business segment, we are confident this business will show solid results for the full year. Furthermore, we believe the progress we made in software and technical services is just the beginning of a long term trend as the benefits from our investment in the Beijing HongTeng software and technical service subsidiary becomes more apparent.”

Sales breakdown-Second Quarter Fiscal 2012 (USD) (Unaudited)
(Three months ended September 30,)	Q2 2012	Q2 2011	CHANGE
Equipment	$18.4 million	$33.7 million	-45%
Software	$3.6 million	-	-
Technical services	$2.1 million	$1.1 million	+91%
Chemical products*	$4.9 million	$8.5 million	-42%*
TOTAL SALES*	$29.0 million	$43.3 million	-33%

*Anhui Jucheng who was engaged in the manufacturing and selling of chemical products was deconsolidated since August 30, 2011. Therefore, for the three months ended September 30, 2011, only two months of Anhui Jucheng’s revenue was included.

Second Quarter FY 2012 Results

For the three months ended September 30, 2011, net revenue was $29.0 million, a decrease of 33% from $43.3 million generated in the same period of fiscal 2011, which was mainly due to the decrease of the equipment sales and installation revenue, resulting from the decrease in the average contract value of the projects completed during the period, as compared with the same period last year. We completed 25 projects related to the sales and installation of equipment in the second quarter of 2012 and achieved approximately $18.4 million of revenue as compared to 19 projects and $33.7 million of revenue for the same period of fiscal 2011.

For the three months ended September 30, 2011, LianDi sold 35 sets of data processing software and achieved $3.6 million of software revenue. No software revenue was recognized for the same period in fiscal 2011.

For the three months ended September 30, 2011, we also achieved approximately $2.1 million of stand-alone technical consultancy services revenue compared with approximately $1.1 million in the same period in fiscal 2011.

After internal consultations regarding U.S. GAAP treatment, we determined Anhui Jucheng was deconsolidated from us with effect from August 30, 2011, as a result of a RMB142 million (approximately $22.23 million) investment received from six independent Chinese third party investors, in exchange for a 23.28% equity interest in Anhui Jucheng. Our equity interest in Anhui Jucheng decreased to 39.13% from 51% upon this transaction being consummated. Therefore, Anhui Jucheng only contributed a two-month revenue of approximately $4.9 million to the second quarter fiscal 2012 sales, as compared to a three-month revenue of approximately $8.5 million contributed in the same period in fiscal 2011.

Backlog of unfilled orders was approximately $50.95 million on September 30, 2011. An additional backlog of approximately $11.63 million was confirmed as of November 15, 2011.

Gross profit was $8.9 million and gross margin was 30.6% for the quarter ended September 30, 2011, compared to gross profit of $9.1 million and gross margin of 20.9%, respectively, for the same period in fiscal 2011. Excluding Anhui Jucheng, gross profit was $8.7 million and gross margin was 36.2% for the three months ended September 30, 2011, compared to gross profit of $8.4 million and gross margin of 24.0% for the same period in fiscal 2011.

Gross margin, excluding Anhui Jucheng, grew due to a higher contribution from software sales and technical consultancy services, which generate significantly higher margins than the company average. Given the variance in the product mix, margins will fluctuate on a quarter by quarter basis.

Operating expenses for the three months ended September 30, 2011 were approximately $1.3 million, compared to $1.7 million in the same period in fiscal 2011 due primarily to the deconsolidation of Anhui Jucheng on August 30, 2011 and the decrease in out-sourced administrative service expenses. Operating margins were 26.2% and 16.9% for the second quarter of fiscal year 2012 and 2011, respectively.

We also recognized an approximate $30.4 million non-cash gain on the deconsolidation of Anhui Jucheng, which represented the excess of the fair value of our retained equity interest in Anhui Jucheng over its carrying value as of the date of deconsolidation, based on the approximately $95.5 million valuation given in this transaction.

Net income attributable to LianDi common stockholders increased to $36.1 million for the three months ended September 30, 2011 from $6.0 million in the same period a year ago. Diluted earnings per share was $1.00 and $0.20 for the three month ended September 30, 2011 and 2010, respectively, based on 36.4 million and 36.6 million weighted average shares outstanding, respectively.  Excluding the $30.4 million non-cash gain recognized on the deconsolidation of Anhui Jucheng for the three months ended September 30, 2011 and the approximately $0.8 million deemed dividend recognized for the same period of last year, adjusted net income attributable to LianDi common stockholders was $5.7 million and $6.8 million, respectively, adjusted diluted earnings per share was $0.17 and $0.20 for the three months ended September 30, 2011 and 2010, respectively.

First Half FY 2012 Results (USD) (Unaudited)
(Six months ended September 30,)	1H 2012	1H 2011	CHANGE
Sales(1)	$45.7 million	$52.5 million	-13%
Gross Profit	$14.0 million	$13.0 million	+8%
Gross Margin	30.6%	24.8%	+23%
Net Income (Available to Common Stockholders)	$38.4 million	$7.7 million	+399%
Adjusted Net Income(2) (Available to Common Stockholders)	$8.0 million	$9.7 million	-18%
GAAP EPS (Diluted)	$1.07	$0.26	+312%
Adjusted EPS (Diluted)(2)	$0.24	$0.29	-17%

(1)Anhui Jucheng became our subsidiary from July 5, 2010 and was deconsolidated since August 30, 2011. Therefore, for the six months ended September 30, 2011 and 2010, a five-month revenue and a three-month revenue of Anhui Jucheng was included, respectively.

(2) Adjusted net income available to LianDi’s common stockholders and EPS for the six months ended September 30, 2011 and 2010 excludes a $30.4 million non-cash gain recognized upon deconsolidation of Anhui Jucheng and a $2.0 million deemed dividend recognized related to the escrow share arrangement for preferred stock issued in the February 26, 2010 private placement, respectively.

Sales breakdown- First Half-Fiscal 2012 (USD) (Unaudited)
(Six months ended September 30,)	1H 2012	1H 2011	CHANGE
Equipment	$22.4 million	$40.0 million	-44%
Software	$8.9 million	$2.8 million	+218%
Technical services	$2.4 million	$1.1 million	+118%
Chemical products*	$12.0 million	$8.5 million	+41%*
TOTAL SALES*	$45.7 million	$52.5 million	-13%

*Anhui Jucheng, who was engaged in the manufacturing and selling of chemical products, became our subsidiary from July 5, 2010 and was deconsolidated on August 30, 2011. Therefore, for the six months ended September 30, 2011 and 2010, a five-month revenue and a three-month revenue of Anhui Jucheng was included, respectively.

First Half FY 2012 Results

For the six months ended September 30, 2011, net revenue was $45.7 million, a decrease of 13% from $52.5 million generated in the same period of fiscal 2011, which was mainly due to the decrease in equipment sales and installation revenue, as compared with the same period last year. We achieved approximately $22.4 million of equipment sales and installation revenue for the first half of fiscal 2012 as compared to $40.0 million for the same period in fiscal 2011.

For the six months ended September 30, 2011 and 2010, LianDi sold 65 sets and 32 sets of data processing software and provided the related implementation services and achieved $6.6 million and $2.8 million of software revenue, respectively. In addition, for the six months ended September 30, 2011, we also achieved approximately $2.3 million of software revenue from software sales and technical consultancy services, which was related to a purchased software use right and the related training and application program.

For the six months ended September 30, 2011, we also achieved approximately $2.4 million of stand-alone technical consultancy services revenue compared with approximately $1.1 million in the same period in fiscal 2011.

Anhui Jucheng became our subsidiary as of  July 5, 2010 and was deconsolidated with effect from August 30, 2011 after internal consultations on U.S. GAAP treatment. Therefore, for the six months ended September 30, 2011 and 2010, Anhui Jucheng contributed a five-month revenue of approximately $12.0 million and a three-month revenue of approximately $8.5 million, respectively.

Gross profit was $14.0 million and gross margin was 30.6% for the six months ended September 30, 2011, compared to a gross profit of $13.0 million and gross margin of 24.8%, respectively, for the same period in fiscal 2011. Excluding Anhui Jucheng, gross profit was $13.1 million and gross margin was 38.9% for the six months ended September 30, 2011, compared to gross profit of $12.3 million and gross margin of 28.1% for the same period in fiscal 2011.

Operating expenses for the six months ended September 30, 2011 were approximately $2.8 million, compared to $2.5 million in the same period in fiscal 2011 due primarily to different months that Anhui Jucheng’s operating expenses were consolidated in these two comparison periods, respectively. Operating margins were 24.3% and 20.1% for the six months ended September 30, 2011 and 2010, respectively.

Net income attributable to LianDi common stockholders increased to $38.4 million for the six months ended September 30, 2011 from $7.7 million in the same period a year ago. Diluted earnings per share were $1.07 and $0.26 for the six month ended September 30, 2011 and 2010, respectively, based on 36.4 million and 30.0 million weighted average shares outstanding, respectively.  Excluding the $30.4 million non-cash gain recognized on the deconsolidation of Anhui Jucheng for the six months ended September 30, 2011 and the approximately $2.0 million deemed dividend recognized for the same period of last year, adjusted net income attributable to LianDi common stockholders was $8.0 million and $9.7 million, respectively, adjusted diluted earnings per share was $0.24 and $0.29 for the six months ended September 30, 2011 and 2010, respectively, based on 36.4 million and 36.9 million weighted average shares outstanding, respectively.

Balance Sheet and Cash Flow

As of September 30, 2011, we had cash and cash equivalents of $41.3 million, compared to $73.2 million on March 31, 2011. A significant portion of our cash is held outside of the PRC at banks located in Hong Kong and Japan. The decrease in our cash and cash equivalents during the six months ended September 30, 2011 was mainly due to the prepayment of approximately $31.11 million made to our equipment suppliers and to Anhui Jucheng’s raw materials suppliers for the uncompleted equipment sales and installation contacts and the production of chemical products.

Working capital was $79.6 million on September 30, 2011 compared to $71.1 million on March 31, 2011. The current ratio was 4.4 and 2.9 on September 30, 2011 and on March 31, 2011, respectively.

For the six months ended September 30, 2011, we had approximately $38.8 million of net outflows from operating activities, which was mainly due to the approximately $31.1 million of prepayments made to our equipment suppliers and raw material suppliers during the period. We also spent approximately $7.1 million on capital expenditures. The majority of the capital expenditure was related to the purchase of oil sludge cleaning equipment and the expansion of Anhui Jucheng’s manufacturing facilities before it was deconsolidated. The cash effect of the deconsolidation of Anhui Jucheng was approximately $5.4 million, which represented the cash and cash equivalents of Anhui Jucheng on the date of deconsolidation and was recorded as a cash outflow from investing activities. Anhui Jucheng received the approximately $22.23 million of cash investment in early August 2011, which was recorded as a cash inflow from financing activities before it was deconsolidated on August 30, 2011.

Fiscal year 2012 Guidance

Due to management’s assessment to deconsolidate Anhui Jucheng on August 30, 2011, and the expected completion date of the new production line of Anhui Jucheng, management has revised its fiscal 2012 guidance provided on April 11, 2011. We expect to achieve approximately $148 million of net revenue and approximately $28 million of net income in fiscal year 2012, a 15% increase on a year over year basis, excluding the effect of Anhui Jucheng.

Conference Call

Date:	Wednesday, November 16, 2011
Time:	9:00 a.m. Eastern Time, U.S.
Conference Dial-In (U.S.):	+1-877-317-6789
International Dial-In:	+1-412-317-6789

Please dial in at least 10 minutes before the call to ensure timely participation.

About LianDi Clean Technology Inc.

LianDi was established in July 2004 to serve the largest Chinese petroleum and petrochemical companies. Through its operating subsidiaries, which are Hua Shen Trading (International) Ltd., Petrochemical Engineering Ltd., Bright Flow Control Ltd., Hongteng Technology Limited, Beijing JianXin Petrochemical Engineering Ltd., and Beijing Hongteng Weitong Technology Co., Ltd., the Company: (i) distributes a wide range of petroleum and petrochemical valves and equipment, including unheading units for the delayed coking process, as well as provides associated value-added technical services; (ii) provides systems integration and other technical consultancy services; (iii) develops and markets proprietary optimization software; and (iv) distributes and leases oil sludge cleaning equipment and provides oil sludge cleaning services. Through its equity investment affiliate, Anhui Jucheng, the Company also manufactures and sells organic and inorganic chemicals to industrial and petrochemicals customers.

About Non-GAAP Financial Measures

To supplement the unaudited condensed consolidated statement of income and comprehensive income presented in accordance with the Generally Accepted Accounting Principles in the United States of America ("GAAP"), we also provided non-GAAP measures of income before income tax, net income, net income available to common stockholders and the basic and diluted earnings per share for the three and six months ended September 30, 2011 and 2010, which are adjusted from results based on GAAP to exclude the non-cash gain recorded, which related to the gain on deconsolidation of Anhui Jucheng for the six and three months ended September 30, 2011, and the non-cash charge recorded, which related to the fair value of the escrow share allocated to the Series A preferred stock, treated as a deemed dividend, and a deduction of net income available to common stockholders for the six and three months ended September 30, 2010.  The non-GAAP financial measures are provided to enhance the investors' overall understanding of our current performance in on-going core operations as well as prospects for the future. These measures should be considered in addition to results prepared and presented in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  We use both GAAP and non-GAAP information in evaluating and operating our business internally and therefore deem it important to provide all of this information to investors.

The following table presents reconciliation of our non-GAAP financial measures to the unaudited condensed consolidated statements of income and comprehensive income for the three and six months ended September 30, 2011 (All amounts in US dollar):

	Three months ended September 30, 2011		Six months ended September 30, 2011
	(US $)	(US $)	(US $)	(US $)
	GAAP	NON GAAP	GAAP	NON GAAP

Income from operations	7,572,919	7,572,919	11,118,011	11,118,011
Total other income (expenses), net	29,751,693	(656,128)	29,315,456	(1,092,365)
Income before income tax	37,324,612	6,916,791	40,433,467	10,025,646
Income tax expense	(895,133)	(895,133)	(1,341,868)	(1,341,868)
Equity in earnings of equity method affiliate	(91,541)	(91,541)	(91,541)	(91,541)
NET INCOME	36,337,938	5,930,117	39,000,058	8,592,237
Losses (income) attributable to noncontrolling interest	126,132	126,132	80,823	80,823
Net income attributable to LianDi Clean stockholders	36,464,070	6,056,249	39,080,881	8,673,060
Preferred stock dividend	(351,641)	(351,641)	(715,577)	(715,577)
Net income attributable to common stockholders-Basic	36,112,429	5,704,608	38,365,304	7,957,483
Preferred stock dividend	351,641	351,641	715,577	715,577
Net income attributable to common stockholders-Diluted	36,464,070	6,056,249	39,080,881	8,673,060

Earnings per share
Earnings per common share
Basic	$1.15	$0.18	$1.22	$0.25
Diluted	$1.00	$0.17	$1.07	$0.24

Weighted average number of common shares outstanding:
Basic	31,463,425	31,463,425	31,350,723	31,350,723
Diluted	36,444,850	36,444,850	36,444,850	36,444,850

The following table presents reconciliation of our non-GAAP financial measures to the unaudited condensed consolidated statements of income and comprehensive income for the three and six months ended September 30, 2010 (All amounts in US dollar):

	Three months ended September 30, 2010			Six months ended September 30, 2010
	(US $)	(US $)		(US $)	(US $)
	GAAP	NON GAAP		GAAP	NON GAAP

Net income attributable to LianDi Clean stockholders	7,257,992	7,257,992		10,671,106	10,671,106
Preferred stock deemed dividend	(809,331)	-		(1,951,844)	-
Preferred stock dividend	(477,698)	(477,698)		(971,597)	(971,597)
Net income attributable to common stockholders-Basic	5,970,963	6,780,294		7,747,665	9,699,509
Preferred stock deemed dividend	809,331	-		-	-
Preferred stock dividend	477,698	477,698		-	971,597
Net income attributable to common stockholders-Diluted	7,257,992	7,257,992		7,747,665	10,671,106

Earnings per share
Earnings per common share
Basic	$0.20	$0.23		$0.26	$0.33
Diluted	$0.20	$0.20		$0.26	$0.29

Weighted average number of common shares outstanding:
Basic	29,679,646	29,679,646		29,526,643	29,526,643
Diluted	36,618,829 (1)	36,618,829	(1)	30,016,764 (2)	36,934,971	(3)

(1)
For the three months ended September 30, 2010, the effect of the potential dilutive convertible preferred stock was included under both GAAP and NON-GAAP measures, because the effect is dilutive with and without recognition of the deemed dividend.

(2)
For the six months ended September 30, 2010, the effect of the potential dilutive convertible preferred stock was not included, because the effect is anti-dilutive upon recognition of the deemed dividend in accordance with US GAAP.

(3)
For the six months ended September 30, 2010, the effect of the potential dilutive convertible preferred stock was included, because the effect is dilutive regardless of the recognition of the deemed dividend under NON-GAAP measures.

Cautionary Statement Regarding Forward-Looking Information

This press release may contain certain "forward-looking statements" relating to the business of LianDi and its subsidiary companies. All statements, other than statements of historical fact included herein, are "forward-looking statements" including statements regarding: the general ability of the Company to achieve its commercial objectives, including the ability of the Company to sustain growth; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov).

-- Financial Tables Follow –

LIANDI CLEAN TECHNOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(AMOUNTS EXPRESSED IN US DOLLAR)

	September 30,	March 31,
	2011	2011
ASSETS	(Unaudited)	(Audited)
Current Assets
Cash and cash equivalents	$41,269,170	$73,242,735
Restricted cash	3,849,353	4,122,085
Notes receivable	-	545,519
Accounts receivable, net of $nil allowance	24,251,126	12,293,961
Inventories	959,695	5,920,514
Prepayments to suppliers	30,490,650	9,469,765
Prepaid expenses and deposits	1,331,637	1,612,736
Other receivables, net of $nil allowance	1,017,400	462,352
Pledged trading securities	11,592	11,592
Prepaid land use right – current portion	-	47,902
Total current assets	103,180,623	107,729,161
Other Assets
Property and equipment, net	259,978	11,307,135
Intangible assets, net	4,609,351	4,787,175
Investment in and advance to equity method affiliate	38,208,600	-
Prepaid land use right – non-current portion	-	1,828,266
Deposit for land use rights	-	1,360,503
Construction in progress	3,222,716	860,738
Goodwill	-	365,528
Total assets	$149,481,268	$128,238,506

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short term bank loans	$3,182,403	$2,678,187
Accounts payable	1,355,616	4,049,470
Deferred revenue	1,457,160	1,257,883
Other payables and accrued expenses	7,452,564	15,438,576
Provision for income tax	1,794,873	635,142
Due to shareholders	7,654,479	8,046,181
Due to non-controlling interests	-	4,141,332
Preferred stock dividend payable	718,000	416,696
Total current liabilities	23,615,095	36,663,467
Deferred tax liability	-	675,258
Total liabilities	23,615,095	37,338,725
Commitments and Contingencies
8% Series A contingently redeemable convertible preferred stock (25,000,000 shares authorized; par value: $0.001 per share; 4,936,905 and 5,517,970 shares issued and outstanding, respectively; aggregate liquidation preference amount: $17,997,168 and $19,729,591, including accrued but unpaid dividend of $718,000 and $416,696 at September 30, 2011 and March 31, 2011, respectively)	12,589,108	14,068,693

Stockholders’ Equity

Common stock (par value: $0.001 per share; 50,000,000 shares authorized; 31,507,945 and 30,926,880 shares issued and outstanding at September 30, 2011 and March 31, 2011, respectively)	31,508	30,927
Additional paid-in capital	25,869,196	24,294,437
Statutory reserves	1,190,690	1,190,690
Retained earnings	81,871,106	43,505,802
Accumulated other comprehensive income	4,314,565	1,879,286
Total LianDi Clean stockholders’ equity	113,277,065	70,901,142
Non-controlling interests	-	5,929,946
Total equity	113,277,065	76,831,088
Total liabilities and stockholders’ equity	$149,481,268	$128,238,506

LIANDI CLEAN TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(AMOUNTS EXPRESSED IN US DOLLAR)

	For the three months ended September 30,		For the six months ended September 30,
	2011	2010	2011	2010
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue:
Sales and installation of equipment	$18,349,157	$33,682,153	$22,389,066	$40,031,287
Sales of software	3,622,740	-	8,892,617	2,805,799
Services	2,108,796	1,134,607	2,354,908	1,137,708
Sales of industrial chemicals	4,869,602	8,490,510	12,026,140	8,490,510
	28,950,295	43,307,270	45,662,731	52,465,304
Cost of revenue:
Cost of equipment sold	(15,209,608)	(26,303,920)	(18,569,457)	(31,335,336)
Amortization of intangibles	(158,990)	(150,631)	(315,887)	(300,115)
Cost of software	-	-	(1,670,046)	-
Cost of industrial chemicals	(4,720,684)	(7,797,118)	(11,156,356)	(7,797,118)
	(20,089,282)	(34,251,669)	(31,711,746)	(39,432,569)
Gross profit	8,861,013	9,055,601	13,950,985	13,032,735
Operating expenses:
Selling expenses	(471,272)	(429,879)	(1,065,159)	(570,821)
General and administrative expenses	(702,697)	(1,248,683)	(1,545,616)	(1,795,056)
Research and development cost	(114,125)	(69,543)	(222,199)	(128,853)
Total operating expenses	(1,288,094)	(1,748,105)	(2,832,974)	(2,494,730)
Income from operations	7,572,919	7,307,496	11,118,011	10,538,005
Other income (expenses), net
Interest income	13,854	33,733	22,353	59,747
Interest and bank charges	(219,810)	(114,702)	(365,748)	(260,333)
Exchange gains (losses), net	(501,031)	(57,170)	(867,206)	(126,938)
Value added tax refund	-	1,428	-	370,611
Gain on deconsolidation of subsidiary	30,407,821	-	30,407,821	-
Other	50,859	296,283	118,236	299,090
Total other income (expenses), net	29,751,693	159,572	29,315,456	342,177
Income before income tax	37,324,612	7,467,068	40,433,467	10,880,182
Income tax expense	(895,133)	(84,646)	(1,341,868)	(84,646)
Income before equity in earnings of equity method affiliate	36,429,479	7,382,422	39,091,599	10,795,536
Equity in earnings of equity method affiliate	(91,541)	-	(91,541)	-
NET INCOME	36,337,938	7,382,422	39,000,058	10,795,536
Income attributable to noncontrolling interests	126,132	(124,430)	80,823	(124,430)
Net income attributable to LianDi Clean stockholders	36,464,070	7,257,992	39,080,881	10,671,106
Preferred stock deemed dividend	-	(809,331)	-	(1,951,844)
Preferred stock dividend	(351,641)	(477,698)	(715,577)	(971,597)
Net income available to common stockholders	$36,112,429	$5,970,963	$38,365,304	$7,747,665
Earnings per share attributable to LianDi Clean stockholders
Basic	$1.15	$0.20	$1.22	$0.26
Diluted	$1.00	$0.20	$1.07	$0.26
Weighted average number of shares outstanding
Basic	31,463,425	29,679,646	31,350,723	29,526,643
Diluted	36,444,850	36,618,829	36,444,850	30,016,764

LIANDI CLEAN TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(AMOUNTS EXPRESSED IN US DOLLAR)

	For the Six Months Ended September 30,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:	(Unaudited)	(Unaudited)
Net income	$39,000,058	$10,795,536
Adjustments for:
Depreciation of property and equipment	594,510	368,816
Amortization of intangible assets	343,987	321,325
Loss on disposal of fixed assets	2,308	-
Deferred tax liability	(33,174)	-
Equity in earnings of equity method affiliate	91,541	-
Gain on deconsolidation of subsidiary	(30,407,821)	-
Share-based compensation costs	95,755	12,051
Decrease (increase) in assets:
Accounts receivable	(15,989,553)	(709,176)
Notes receivable	(161,382)	(127,067)
Inventories	(604,633)	301,866
Prepayments to suppliers	(31,110,541)	(9,269,517)
Deferred costs, prepaid expenses and other current assets	(5,057,984)	(1,018,594)
Increase (decrease) in liabilities:
Accounts payable	3,222,118	(1,034,364)
Deferred revenue and accruals	(86,338)	1,220,755
Income tax payable	1,320,484	-
Net cash (used in) generated from operating activities	(38,780,665)	861,631

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(560,692)	(100,322)
Payment for construction in progress	(4,427,630)	-
Cash outflow due to deconsolidation of Anhui Jucheng (Note1)	(5,364,481)	-
Acquisition of subsidiary, net of cash and cash equivalents acquired	-	2,325,060
Payment of deposit for land use rights	(2,114,587)	(963,604)
Advance to other entities	-	(5,245,995)
Net cash used in investing activities	(12,467,390)	(3,984,861)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in restricted cash	315,498	(5,291,511)
Repayment of short term bank loans	(695,392)	-
New bank loans	3,200,629	-
Capital contributions received in advance from new shareholders of Anhui Jucheng (note 1)	22,233,704	-
Repayment to non-controlling interests	(151,600)	(665,797)
Repayment from (Advance to) shareholders	(569,888)	2,166,611
Repayment to other entities	(6,131,459)	-
Payment of preferred stock dividend	(414,273)	(577,176)
Net cash generated from (used in) financing activities	17,787,219	(4,367,873)

Effect of foreign currency translation on cash	1,487,271	708,159

Decrease in cash and cash equivalents	(31,973,565)	(6,782,944)
Cash and cash equivalents, beginning of period	73,242,735	59,238,428

CASH AND CASH EQUIVALENTS, end of period	$41,269,170	$52,455,484